HERITAGE OAKS BANCORP COMPLETES ACQUISITION OF BUSINESS FIRST NATIONAL BANK

Paso Robles, CA - October 12, 2007 - Heritage Oaks Bancorp (Nasdaq:HEOP), parent company of Heritage Oaks Bank, today announced the completion of the acquisition of Business First National Bank, based in Santa Barbara, California. Business First National Bank shareholders approved the acquisition at a special meeting of shareholders held October 9, 2007, and all regulatory approvals have been received.

“We welcome Business First National Bank’s customers, employees and shareholders to our exciting organization,” said Lawrence P. Ward, President and CEO of Heritage Oaks Bancorp. “With the successful completion of this transaction, we add two full service banking offices and enhance our franchise by continuing our strategic expansion with an entrance into the Santa Barbara City market. The Business First Brand will continue to be spot lighted along the South Coast of Santa Barbara County and we are very excited that Joanne Funari will continue in her role as President of our new division, Business First.”

The consideration mix for the transaction was approximately 75% stock and 25% cash. The transaction was valued at approximately $19.5 million, including the fair value of options outstanding, or $12.98 per Business First National Bank share. In the transaction each share of Business First National Bank was exchanged for 0.5758 shares of Heritage Oaks common stock and $3.44 cash. The total consideration will be paid in 850,326 shares of Heritage Oaks Bancorp common stock and $5.1 million in cash, in accordance with the provisions of the Merger Agreement.

Heritage Oaks Bancorp, and its subsidiary Heritage Oaks Bank, also added two new members to their boards of directors, Michael Behrman, M.D., former chairman of Business First National Bank, and Michael Pfau, former director of Business First National Bank. “Both Dr. Behrman and Mr. Pfau are founding directors of Business First. In addition, both are long time residents of Santa Barbara with strong ties throughout the community. We are very proud to have these two gentlemen join the boards of our organization,” stated Ward.

Heritage Oaks Bancorp was represented in the transaction by the law firm of Reitner, Stuart & Moore, located in San Luis Obispo, California, and received financial advice from the investment banking firm of Milestone Advisors. Business First National Bank was represented by the law firm of Nixon Peabody LLP, located in San Francisco, California, and received financial advice from the investment banking firm of Sandler O’Neill & Partners, L.P.

About Heritage Oaks Bancorp

Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank. Heritage Oaks Bank has its headquarters plus two branch offices in Paso Robles, two branch offices in San Luis Obispo, single branch offices in Cambria, Arroyo Grande, Atascadero, Templeton and Morro Bay and three branch offices in Santa Maria. Heritage conducts commercial banking business in San Luis Obispo County and Northern Santa Barbara County. Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com.

Forward Looking Statements

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, increased profitability, continued growth, Heritage Oaks Bank’s beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of Heritage Oaks Bank’s operations, interest rates and financial policies of the United States government, general economic conditions and California’s energy crisis. Additional information on these and other factors that could affect financial results are included in Heritage Oaks Bancorp’s Securities and Exchange Commission filings. If any of these risks or uncertainties materialize or if any of the assumptions underlying such forward-looking statements proves to be incorrect, Heritage Oaks Bancorp’s results could differ materially from those expressed in, implied or projected by such forward-looking statements. Heritage Oaks Bancorp assumes no obligation to update such forward-looking statements.

NOTE: Transmitted on Primezone on October 12, 2007, at 6:00 p.m. PST.